Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-199152
Subject Company: NB&T Financial Group, Inc.
Commission File No.: 000-23134

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
October 21, 2014		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS 3RD QUARTER EARNINGS
_____________________________________________________________________

Summary third quarter 2014 results:

•	Diluted earnings per share were $0.33 for the quarter and $1.08 through the first nine months of 2014.

◦	Acquisition activities resulted in pre-tax expenses of $1.6 million for the quarter and $3.2 million year-to-date.

◦	Pension settlement charges of $361,000 were incurred during the quarter and totaled $1.4 million year-to-date.

•	Total revenue growth was largely due to net interest income and margin increases.

◦	Net interest margin expanded 23 basis points versus the third quarter of 2013, to 3.46% for the quarter.

◦	Net interest margin expanded 25 basis points versus the first nine months of 2013, to 3.40% year-to-date.

◦	Net interest income and margin improved due to continued loan growth, reduction in funding costs and acquisitions.

◦	Non-interest income growth year-to-date was driven primarily by a 15% increase in insurance income.

•	Higher operating expenses for the quarter and year-to-date were driven by acquisitions.

◦	Acquisition costs incurred in the third quarter of 2014 were 7% of total operating expenses.

◦	Salaries in 2014 increased due to a 19% increase in full-time equivalent employees since September 30, 2013.

◦	Employee benefit costs for 2014 were impacted by timing of pension settlement charges and medical plan expenses.

◦	Net occupancy and equipment expenses increased due to expenses related to the acquired branches and renovations of other branches.

•	Period-end total loan balances reflected 11% annualized organic growth year-to-date.

◦	Commercial lending generated over 50% of the organic growth year-to-date.

◦	Organic consumer balances grew at a 12% annualized rate for both the quarter and year-to-date.

◦	Organic growth during 2014 was supplemented by the Midwest and the Ohio Heritage acquisitions, which accounted for $55.9 million and $174.9 million, respectively, of loans as of September 30, 2014.

◦	Average loan balances for the quarter were up 34% compared to third quarter 2013, and 28% for the year-to-date.

•	Asset quality trends remained favorable in 2014; recoveries exceeded charge-offs in the quarter and year-to-date.

◦	Gross recoveries for the quarter exceeded charge-offs by $552,000, due to a sizable recovery during the quarter.

◦	The impact to earnings was a $0.4 million recovery of loan losses for the quarter.

◦	Nonperforming assets improved to 0.67% of total loans and OREO and 0.42% of total assets at quarter-end.

◦	Allowance for loan losses decreased to 1.17% of gross loans at September 30, 2014, from 1.43% at year-end 2013.

•	Retail deposit balances grew during the quarter, while overall mix continued to shift toward low-cost core deposits.

◦	The Ohio Heritage acquisition added $163.4 million of deposits as of September 30, 2014.

◦	Organic retail deposit balances grew 2% compared to the linked quarter due partially to normal seasonal variances.

◦	Non-interest-bearing balances comprised 27% of total deposits at September 30, 2014.

◦	Quarterly average retail balances were up 9% from the linked quarter and 24% year-over-year.

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the three and nine months ended September 30, 2014. Net income totaled $4.2 million for the third quarter of 2014, representing earnings per diluted share of $0.33. In comparison, net income was $3.5 million, or $0.32 per diluted share, for the second quarter of 2014, and $2.5 million, or $0.23 per diluted share, for the third quarter of 2013. On a year-to-date basis, net income totaled $12.5 million, or $1.08 per diluted share, through September 30, 2014, versus $12.5 million, or $1.16 per diluted share, for the same period a year ago.
"Net interest income was strong for the quarter, and was the main contributor to our revenue growth for both the quarter and year. Consumer loan growth during the quarter provided much of the momentum with 12% annualized organic growth," said Chuck Sulerzyski, President and Chief Executive Officer. "Asset quality continued to improve during the quarter as both nonperforming assets improved and we received a sizable commercial loan recovery. Our expenses increased due largely to the acquisition costs incurred and the additions to our employee base and footprint as our Company has grown. Given all that we have achieved in the past quarter, we are pleased with our third quarter earnings."
"We continued to make progress on our acquisition strategy during the quarter, which included the closing of the Ohio Heritage acquisition and the entering into of a merger agreement with NB&T," said Sulerzyski. "This weekend, we anticipate closing on our third acquisition of the year, North Akron. We are confident in our team's ability to close these transactions and integrate the acquired financial institutions. The acquisitions to date have supplemented our organic performance, as illustrated in our results this quarter."
As previously announced, Peoples completed the acquisition of Ohio Heritage Bancorp, Inc. ("Ohio Heritage") as of the close of business on August 22, 2014. This transaction resulted in Peoples acquiring six full-service banking offices in central Ohio, adding approximately $177.9 million of loans and $175.3 million of deposits, after fair value adjustments, at the acquisition date. The acquisition was accounted for as a business combination with the total merger consideration valued at approximately $37.7 million, consisting of an aggregate of 1.4 million Peoples common shares and an aggregate of $5.7 million in cash. The fair value adjustments are preliminary.
As of the close of business on October 24, 2014, Peoples is to acquire North Akron Savings Bank ("North Akron"), which operates four full-service branches in Akron, Cuyahoga Falls, Munroe Falls and Norton, Ohio, through the merger of North Akron with and into Peoples' wholly-owned subsidiary, Peoples Bank, National Association ("Peoples Bank"). Under the terms of the North Akron agreement, shareholders of North Akron will receive $7,655 per share, or approximately $20.1 million total value, with 80% of the total consideration to be paid in Peoples' common shares and the remaining 20% to be paid in cash.
On August 4, 2014, Peoples entered into a merger agreement with NB&T Financial Group, Inc. (“NB&T”) that calls for NB&T to merge into Peoples and for NB&T's wholly-owned subsidiary, The National Bank and Trust Company, which operates 22 full-service branches in southwest Ohio, to merge into Peoples Bank. This transaction is expected to close during the first quarter of 2015, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Peoples and of NB&T. As of June 30, 2014, NB&T had approximately $652 million in total assets, which included approximately $387 million in net loans, and approximately $561 million in total deposits. NB&T also had approximately $263 million in trust assets under management. Under the terms of the NB&T agreement, shareholders of NB&T will receive 0.9319 shares of Peoples' common stock and $7.75 in cash to be paid for each share of NB&T.
In conjunction with the announcement of execution of the NB&T merger agreement, Peoples announced the completion of a capital raise through the sale of 1.8 million shares of common stock to institutional investors through a private placement on August 7, 2014. Peoples received net proceeds of $40.2 million from the sale, and intends to use the proceeds, in part, to fund the cash consideration for the NB&T acquisition. "The NB&T acquisition would be the largest acquisition we have done," said Sulerzyski. "We are excited about the opportunity to dramatically expand our footprint in Ohio by adding NB&T’s valuable southwest Ohio franchise.”
For the third quarter of 2014, net interest income was $17.9 million, up 12% compared to the linked quarter and 31% higher than the prior year's third quarter, while net interest margin for these periods was 3.46%, 3.39% and 3.23%, respectively. These improvements were driven largely by growth in earning assets due to higher loan balances, stabilization in asset yields, the change in the asset mix, a reduction in funding costs and accretion income from the acquisitions completed to date. Average net loans as a percentage of average earning assets were 66% for the third quarter of 2014, compared to 65% for the linked quarter and 60% for the third quarter of 2013. The accretion income and amortization expense from the acquisitions completed to date added 12 basis points of net interest margin in the third quarter of 2014, and 9 basis points year-to-date.
"Our net interest income and margin continue to benefit from loan growth. While the organic growth over the linked quarter slowed, due largely to the pay-off of five large commercial loans, we still had 6% annualized linked quarter growth, and year-to-date, we had 11% annualized growth," said Ed Sloane, Chief Financial Officer and Treasurer. "The loan growth has allowed us to continue to make progress in improving our asset mix. As of September 30, 2014, investments accounted for 29% of our total assets, which is within our target portfolio size. During the fourth quarter, and following the closing of the North Akron acquisition, we will look for opportunities to further decrease this percentage."
For the third quarter of 2014, total non-interest income was relatively flat compared to the linked quarter and up 3% compared to the third quarter of 2013. Year-to-date, total non-interest income was up 7% compared to the nine months of 2013, which was due largely to an increase in insurance contingent income. Trust and investment income contributed 7% and 8% growth for both the quarter and year-to-date, respectively. Mortgage banking income continues to be pressured as refinancing activity has declined in response to higher long-term interest rates, leading to a $26,000 decline compared to the third quarter of 2013 and a $571,000 decline year-to-date.
"We continue to seek acquisition opportunities for our fee based businesses as we strive to maintain our diversified revenue stream," said Sulerzyski. Total non-interest income was 35% of total revenue for the third quarter of 2014, compared to 38% during the linked quarter and 41% for the third quarter of 2013.
Non-interest expenses totaled $22.2 million, 11% higher than the linked quarter and 29% higher than the prior year third quarter. The increase included $1.5 million of acquisition-related costs, consisting primarily of deconversion costs, and professional and legal fees, during the third quarter of 2014 compared to $1.3 million in the linked quarter and $188,000 in the third quarter of 2013. Salaries and employee benefit costs grew 4% over the linked quarter and 25% over the prior year quarter as base salaries and wages increased due to the higher number of employees, largely a result of the acquisitions completed. The number of full-time equivalent employees was 643 at September 30, 2014, 576 at June 30, 2014 and 539 at September 30, 2013. Net occupancy and equipment was 30% higher than the linked quarter and 38% higher than the third quarter of 2013, due mainly to the addition of five locations to Peoples' footprint and the recently completed renovations to the other locations. The efficiency ratio for the third quarter of 2014 was 77.61%, compared to 75.58% for the second quarter of 2014. The increase in the ratio for the quarter was the result of the increase in non-interest expenses.
As noted previously, period-end organic loan balances grew at an annualized rate of 6% and 11% for the quarter and year-to-date, respectively. During the quarter, commercial loan balances were relatively flat as five large commercial loans with a cumulative balance of $35.7 million were paid-off. Consumer loans continued to experience strong growth during the quarter, with period end organic balances up $14.8 million or 12% annualized. The Ohio Heritage acquisition added $174.9 million of loans to the balances as of September 30, 2014, of which $106.6 million were residential real estate loans, which supplemented the 10% organic growth in that category of loans during the quarter. The remaining $68.2 million of loans added from the Ohio Heritage acquisition included $59.6 million of commercial loans and $8.6 million of non-mortgage consumer loans. The combination of organic growth and balances acquired from Ohio Heritage resulted in an increase of $132.3 million in average loan balances for the quarter compared to the linked quarter.
"Our loan production remained strong during the quarter in both consumer and commercial. Commercial was able to overcome the large loan pay-offs experienced during the quarter,” said Sulerzyski. "The mix of our loan portfolio has changed significantly throughout 2014, with commercial loans being 55% of our loan portfolio as of September 30, 2014, and consumer being 45%, compared to 61% and 39%, respectively, at year-end 2013."
During the quarter, Peoples received a sizable commercial loan recovery that resulted in net recoveries of $552,000, compared to net charge-offs of $69,000 during the linked quarter. Total nonperforming assets decreased by $2.2 million during the quarter mainly because of four commerical loan relationships that paid-off. As a percentage of total loans plus other real estate owned ("OREO"), total nonperforming assets were 0.67% at quarter-end versus 0.81% at year-end 2013 and 1.06% a year ago. Nonperforming loans as a percent of total loans was 0.60% at quarter-end versus 0.73% at year-end 2013 and 1.05% a year ago. At quarter-end, the ratio of the allowance for loan losses to loans, net of deferred fees and costs, was 1.17%, compared to 1.43% at December 31, 2013 and 1.60% at September 30, 2013. The acquired loan balances from Ohio Heritage, Midwest Bancshares, Inc. ("Midwest") and Ohio Commerce Bank did not require an allowance at September 30, 2014, which caused a 30 basis point reduction in the September 30, 2014 allowance for loan losses as a percent of total loans ratio, and a 12 basis point reduction in the December 31, 2013 ratio.
Peoples' retail deposits grew $201.7 million, or 12%, during the quarter, as the Ohio Heritage acquisition added $163.4 million of deposits. The organic growth of $38.2 million, or 2%, was a result of an increase of $71.7 million in non-interest bearing checking accounts that more than offset the decrease in interest-bearing deposit accounts. Commercial non-interest bearing checking accounts accounted for over half of the increase due largely to two customers maintaining a higher than normal balance on September 30, 2014. Organic growth and acquired balances resulted in an increase of $145.2 million, or 9%, in average retail deposits for the quarter compared to the linked quarter.
"Overall, third quarter results reflected the impact of our strategic actions, most notably acquisitions," summarized Sulerzyski. "A notable accomplishment during the quarter was loan growth, which resulted in a change in our loan mix and allowed us to change our asset mix. We completed our second acquisition for the year, with a third acquisition to be closed this weekend. We remain confident in our ability to continue to grow and generate long-term value for our customers and shareholders."

Peoples Bancorp Inc. is a diversified financial services holding company with $2.4 billion in total assets, 55 locations and 54 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2014 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes the provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Important Information for Investors and Shareholders:
This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples has filed a registration statement on Form S-4 and will file other documents regarding the proposed merger with NB&T referenced in this news release with the Securities and Exchange Commission (“SEC”) to register the common shares of Peoples to be issued to the shareholders of NB&T. The registration statement includes a joint proxy statement/prospectus, which will be sent to the shareholders of both NB&T and Peoples after the registration statement has been declared effective by the SEC and in advance of their respective special meetings of shareholders to be held to consider the proposed merger. Investors and shareholders are urged to read the joint proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they will contain important information about Peoples, NB&T and the proposed merger. Investors and shareholders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents (when available) may also be obtained, without charge, by directing a request to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attn.: Investor Relations.
Peoples and NB&T and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NB&T in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples’ 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 14, 2014. Information about the directors and executive officers of NB&T is set forth in the proxy statement for NB&T’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 19, 2014. Additional information regarding the interest of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document (when available) may be obtained as described in the preceding paragraph.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to integrate the Midwest and Ohio Heritage acquisitions and any future acquisitions, including the pending merger of North Akron into Peoples Bank, may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (3) Peoples' ability to obtain governmental approvals of the proposed merger of Peoples with NB&T on the proposed terms and schedule, and approval of the merger by the shareholders of Peoples or of NB&T may be unsuccessful; (4) local, regional, national and international economic conditions and the impact they may have on Peoples and its customers, and Peoples' assessment of the impact, which may be different than anticipated; (5) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (6) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (7) changes in prepayment speeds, loan originations, levels of non-performing assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (8) adverse changes in the economic conditions and/or activities, including, but not limited to, impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continuing economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (9) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (10) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (11) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (12) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (13) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (14) Peoples' ability to receive dividends from its subsidiaries; (15) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (16) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (17) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (18) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (19) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (20) the overall adequacy of Peoples' risk management program; (21) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (22) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Peoples encourages readers of this news release to understand forward-looking statements are strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2014 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2013	2014	2013
PER SHARE:
Earnings per share:
Basic	$0.33	$0.32	$0.24	$1.09	$1.17
Diluted	0.33	0.32	0.23	1.08	1.16
Cash dividends declared per share	0.15	0.15	0.14	0.45	0.40
Book value per share	22.57	22.36	20.97	22.57	20.97
Tangible book value per share (a)	15.55	15.10	14.23	15.55	14.23
Closing stock price at end of period	$23.75	$26.45	$20.88	$23.75	$20.88

SELECTED RATIOS:
Return on average equity (b)	5.91%	5.91%	4.61%	6.70%	7.52%
Return on average assets (b)	0.74%	0.67%	0.53%	0.78%	0.87%
Efficiency ratio (c)	77.61%	75.58%	72.47%	74.85%	71.94%
Pre-provision net revenue to average assets (b)(d)	0.97%	1.11%	1.26%	1.14%	1.25%
Net interest margin (b)(e)	3.46%	3.39%	3.23%	3.40%	3.15%
Dividend payout ratio	39.61%	46.98%	60.11%	39.49%	34.67%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This amount represents a non-GAAP financial measure since pre-provision net revenue excludes the recovery of or provision for loan losses and net gains or losses on securities transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2014	2014	2013	2014	2013
Interest income	$20,642	$18,616	$16,509	$57,410	$48,686
Interest expense	2,707	2,571	2,833	7,950	8,880
Net interest income	17,935	16,045	13,676	49,460	39,806
(Recovery of) provision for loan losses	(380)	583	(919)	211	(3,446)
Net interest income after (recovery of) provision for loan losses	18,315	15,462	14,595	49,249	43,252

Net gain (loss) on securities transactions	124	66	(1)	160	443
Gain on debt extinguishment	67	—	—	67	—
Net gain on loans held-for-sale and other real estate owned	9	—	10	27	86
Net loss on other assets	(185)	(187)	(29)	(379)	(116)

Non-interest income:
Insurance income	3,169	3,443	3,261	10,728	9,359
Deposit account service charges	2,449	2,227	2,377	6,787	6,479
Trust and investment income	1,876	1,933	1,751	5,656	5,225
Electronic banking income	1,695	1,562	1,547	4,796	4,527
Mortgage banking income	334	311	360	872	1,443
Other non-interest income	338	243	290	1,036	841
Total non-interest income	9,861	9,719	9,586	29,875	27,874

Non-interest expense:
Salaries and employee benefits costs	11,667	11,241	9,358	33,700	27,009
Net occupancy and equipment	2,267	1,739	1,637	5,822	5,121
Professional fees	1,451	1,320	1,188	3,625	3,084
Electronic banking expense	1,283	951	920	3,316	2,645
Data processing and software	673	555	530	1,798	1,479
Marketing expense	668	413	547	1,540	1,559
Communication expense	421	390	342	1,170	1,006
Franchise taxes	388	442	412	1,215	1,238
Amortization of intangible assets	367	282	180	912	533
FDIC insurance	331	287	224	878	754
Foreclosed real estate and other loan expenses	177	197	186	509	503
Other non-interest expense	2,514	2,186	1,739	6,542	4,939
Total non-interest expense	22,207	20,003	17,263	61,027	49,870
Income before income taxes	5,984	5,057	6,898	17,972	21,669
Income tax expense	1,755	1,579	4,381	5,482	9,209
Net income	$4,229	$3,478	$2,517	$12,490	$12,460

PER SHARE DATA:
Earnings per share – Basic	$0.33	$0.32	$0.24	$1.09	$1.17
Earnings per share – Diluted	$0.33	$0.32	$0.23	$1.08	$1.16
Cash dividends declared per share	$0.15	$0.15	$0.14	$0.45	$0.40

Weighted-average shares outstanding – Basic	12,632,341	10,755,509	10,589,126	11,348,625	10,574,130
Weighted-average shares outstanding – Diluted	12,765,880	10,880,090	10,692,555	11,464,020	10,664,999
Actual shares outstanding (end of period)	14,150,279	10,926,436	10,596,797	14,150,279	10,596,797

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in $000’s)	2014	2013

Assets
Cash and cash equivalents:
Cash and due from banks	$38,380	$36,016
Interest-bearing deposits in other banks	27,590	17,804
Total cash and cash equivalents	65,970	53,820

Available-for-sale investment securities, at fair value (amortized cost of
$631,500 at September 30, 2014 and $621,126 at December 31, 2013)	631,827	606,108
Held-to-maturity investment securities, at amortized cost (fair value of
$48,234 at September 30, 2014 and $46,094 at December 31, 2013)	48,883	49,222
Other investment securities, at cost	25,049	25,196
Total investment securities	705,759	680,526

Loans, net of deferred fees and costs	1,503,351	1,196,234
Allowance for loan losses	(17,556)	(17,065)
Net loans	1,485,795	1,179,169

Loans held-for-sale	3,157	1,688
Bank premises and equipment, net of accumulated depreciation	37,439	29,809
Goodwill	89,604	70,520
Other intangible assets	9,665	7,083
Other assets	36,374	36,493
Total assets	$2,433,763	$2,059,108

Liabilities
Deposits:
Non-interest-bearing deposits	$500,330	$409,891
Interest-bearing deposits	1,361,289	1,170,867
Total deposits	1,861,619	1,580,758

Short-term borrowings	71,897	113,590
Long-term borrowings	157,454	121,826
Accrued expenses and other liabilities	23,461	21,381
Total liabilities	2,114,431	1,837,555

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at September 30, 2014 and December 31, 2013)	—	—
Common stock, no par value (24,000,000 shares authorized, 14,749,971 shares issued at September 30, 2014 and 11,206,576 shares issued at
December 31, 2013), including shares in treasury	249,112	168,869
Retained earnings	88,456	80,898
Accumulated other comprehensive loss, net of deferred income taxes	(3,277)	(13,244)
Treasury stock, at cost (599,692 shares at September 30, 2014 and
600,794 shares at December 31, 2013)	(14,959)	(14,970)
Total stockholders' equity	319,332	221,553
Total liabilities and stockholders' equity	$2,433,763	$2,059,108

SELECTED FINANCIAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2014	2014	2014	2013	2013
Loan Portfolio
Commercial real estate, construction	$25,877	$56,421	$55,935	$47,539	$39,969
Commercial real estate, other	545,592	463,734	458,580	450,170	374,953
Commercial and industrial	261,544	254,561	233,329	232,754	192,238
Residential real estate	412,807	314,190	268,794	268,617	262,602
Home equity lines of credit	74,762	61,838	60,319	60,076	55,341
Consumer	180,100	163,326	143,541	135,018	127,785
Deposit account overdrafts	2,669	5,282	6,008	2,060	4,277
Total loans	$1,503,351	$1,319,352	$1,226,506	$1,196,234	$1,057,165

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$408,868	$373,072	$355,345	$363,226	$334,910
Money market deposit accounts	309,721	268,939	276,226	275,801	224,400
Governmental deposit accounts	183,213	165,231	177,590	132,379	151,910
Savings accounts	262,949	244,472	227,695	215,802	196,293
Interest-bearing demand accounts	156,867	142,170	133,508	134,618	123,966
Total retail interest-bearing deposits	1,321,618	1,193,884	1,170,364	1,121,826	1,031,479
Brokered certificates of deposits	39,671	40,650	45,072	49,041	49,620
Total interest-bearing deposits	1,361,289	1,234,534	1,215,436	1,170,867	1,081,099
Non-interest-bearing deposits	500,330	426,384	417,629	409,891	356,767
Total deposits	$1,861,619	$1,660,918	$1,633,065	$1,580,758	$1,437,866

Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$2,484	$3,390	$159	$910	$2,597
Nonaccrual loans	6,626	8,004	8,806	7,881	8,537
Total nonperforming loans (NPLs)	9,110	11,394	8,965	8,791	11,134
Other real estate owned (OREO)	1,045	915	773	893	120
Total NPAs	$10,155	$12,309	$9,738	$9,684	$11,254

Allowance for loan losses as a percent of NPLs (c)(d)	192.71%	152.57%	188.19%	194.13%	151.79%
NPLs as a percent of total loans (c)(d)	0.60%	0.86%	0.73%	0.73%	1.05%
NPAs as a percent of total assets (c)(d)	0.42%	0.57%	0.47%	0.47%	0.59%
NPAs as a percent of total loans and OREO (c)(d)	0.67%	0.93%	0.79%	0.81%	1.06%
Allowance for loan losses as a percent of loans, net
of deferred fees and costs (c)	1.17%	1.32%	1.38%	1.43%	1.60%

Capital Information(a)
Tier 1 risk-based capital ratio	14.53%	12.33%	12.56%	12.42%	14.09%
Total risk-based capital ratio (Tier 1 and Tier 2)	15.73%	13.65%	13.92%	13.78%	15.46%
Leverage ratio	10.64%	8.76%	8.56%	8.52%	9.14%
Tier 1 common capital	$232,720	$177,394	$170,677	$166,217	$168,254
Tier 1 capital	232,720	177,394	170,677	166,217	168,254
Total capital (Tier 1 and Tier 2)	251,977	196,426	189,145	184,457	184,550
Total risk-weighted assets	$1,601,664	$1,438,683	$1,358,691	$1,338,811	$1,194,016
Tangible equity to tangible assets (b)	9.43%	7.92%	7.66%	7.26%	8.16%
(a) September 30, 2014 data based on preliminary analysis and subject to revision.
(b) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.
(c) Data presented as of the end of the period indicated.
(d) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.

(RECOVERY OF) PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2014	2014	2013	2014	2013
(Recovery of) Provision for Loan Losses
Provision for (recovery of) checking account overdrafts	$120	$83	$131	$211	$254
(Recovery of) provision for other loan losses	(500)	500	(1,050)	—	(3,700)
Total (recovery of) provision for loan losses	$(380)	$583	$(919)	$211	$(3,446)

Net (Recoveries) Charge-Offs
Gross charge-offs	$676	$501	$1,013	$1,795	$2,620
Recoveries	1,228	432	1,721	2,075	5,157
Net (recoveries) charge-offs	$(552)	$69	$(708)	$(280)	$(2,537)

Net (Recoveries) Charge-Offs by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(779)	(96)	(1,308)	(987)	(3,331)
Commercial and industrial	(9)	(54)	(7)	(19)	(17)
Residential real estate	53	56	179	208	140
Home equity lines of credit	(2)	19	153	31	142
Consumer	67	83	176	268	284
Deposit account overdrafts	118	61	99	219	245
Total net (recoveries) charge-offs	$(552)	$69	$(708)	$(280)	$(2,537)
As a percent of average gross loans (annualized)	(0.15)%	0.02%	(0.26)%	(0.03)%	(0.33)%

SUPPLEMENTAL INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s, end of period)	2014	2014	2014	2013	2013

Trust assets under management	$999,822	$1,014,865	$995,861	$1,000,171	$994,683
Brokerage assets under management	511,400	513,890	494,246	474,384	449,196
Mortgage loans serviced for others	$343,659	$341,893	$340,057	$341,183	$339,557
Employees (full-time equivalent)	643	576	557	546	539

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$16,401	$5	0.12%	$7,076	$(44)	(2.49)%	$5,914	$22	1.41%
Other long-term investments	1,785	—	—%	2,170	2	0.37%	—	—	—%
Investment securities (a)(b)	694,867	4,950	2.85%	668,715	4,872	2.91%	684,268	4,795	2.80%
Gross loans (a)	1,394,807	16,031	4.54%	1,262,518	14,118	4.45%	1,041,901	12,000	4.54%
Allowance for loan losses	(17,595)			(17,126)			(17,670)
Total earning assets	2,090,265	20,986	3.97%	1,923,353	18,948	3.92%	1,714,413	16,817	3.89%

Intangible assets	87,877			77,917			71,517
Other assets	99,723			89,681			105,802
Total assets	$2,277,865			$2,090,951			$1,891,732

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$253,328	$35	0.05%	$230,431	$31	0.05%	$199,592	$27	0.05%
Government deposit accounts	179,684	121	0.27%	159,476	113	0.28%	153,085	142	0.37%
Interest-bearing demand accounts	148,611	31	0.08%	138,745	29	0.08%	124,093	25	0.08%
Money market deposit accounts	287,866	117	0.16%	268,480	107	0.16%	226,453	86	0.15%
Brokered certificates of deposits	40,508	381	3.73%	42,976	382	3.57%	49,810	464	3.70%
Retail certificates of deposit	385,222	829	0.85%	356,286	803	0.90%	343,549	930	1.07%
Total interest-bearing deposits	1,295,219	1,514	0.46%	1,196,394	1,465	0.49%	1,096,582	1,674	0.61%

Short-term borrowings	92,773	46	0.20%	111,953	37	0.13%	101,099	28	0.11%
Long-term borrowings	135,514	1,147	3.36%	120,051	1,069	3.56%	125,398	1,131	3.58%
Total borrowed funds	228,287	1,193	2.08%	232,004	1,106	1.91%	226,497	1,159	2.03%
Total interest-bearing liabilities	1,523,506	2,707	0.71%	1,428,398	2,571	0.72%	1,323,079	2,833	0.85%

Non-interest-bearing deposits	449,177			405,282			325,129
Other liabilities	21,161			21,103			26,795
Total liabilities	1,993,844			1,854,783			1,675,003
Stockholders’ equity	284,021			236,168			216,729
Total liabilities and equity	$2,277,865			$2,090,951			$1,891,732

Net interest income/spread (a)		$18,279	3.26%		$16,377	3.20%		$13,984	3.04%
Net interest margin (a)			3.46%			3.39%			3.23%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Nine Months Ended
	September 30, 2014			September 30, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$10,213	$(19)	(0.24)%	$18,682	$65	0.47%
Other long-term investments	2,068	5	0.32%	—	—	—%
Investment securities (a)(b)	679,703	14,846	2.91%	699,396	14,445	2.75%
Gross loans (a)	1,291,323	43,561	4.47%	1,012,366	35,070	4.59%
Allowance for loan losses	(17,318)			(18,102)
Total earning assets	1,965,989	58,393	3.94%	1,712,342	49,580	3.84%

Intangible assets	81,099			70,868
Other assets	93,352			122,371
Total assets	$2,140,440			$1,905,581

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$235,017	$97	0.06%	$196,508	$78	0.05%
Government deposit accounts	162,851	357	0.29%	148,901	512	0.46%
Interest-bearing demand accounts	141,503	88	0.08%	125,009	75	0.08%
Money market deposit accounts	278,288	335	0.16%	260,180	275	0.14%
Brokered certificates of deposits	43,581	1,199	3.68%	51,949	1,408	3.62%
Retail certificates of deposit	367,412	2,472	0.90%	358,307	3,063	1.14%
Total interest-bearing deposits	1,228,652	4,548	0.49%	1,140,854	5,411	0.63%

Short-term borrowings	102,480	114	0.15%	68,204	63	0.13%
Long-term borrowings	125,745	3,288	3.49%	126,904	3,406	3.58%
Total borrowed funds	228,225	3,402	1.99%	195,108	3,469	2.37%
Total interest-bearing liabilities	1,456,877	7,950	0.73%	1,335,962	8,880	0.89%

Non-interest-bearing deposits	413,543			323,733
Other liabilities	20,866			24,447
Total liabilities	1,891,286			1,684,142
Stockholders’ equity	249,154			221,439
Total liabilities and equity	$2,140,440			$1,905,581

Net interest income/spread (a)		$50,443	3.21%		$40,700	2.95%
Net interest margin (a)			3.40%			3.15%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in $000’s)	2014	2014	2014	2013	2013

Tangible Equity:
Total stockholders' equity, as reported	$319,332	$244,271	$230,576	$221,553	$222,247
Less: goodwill and other intangible assets	99,269	79,273	77,288	77,603	71,417
Tangible equity	$220,063	$164,998	$153,288	$143,950	$150,830

Tangible Assets:
Total assets, as reported	$2,433,763	$2,163,892	$2,078,253	$2,059,108	$1,919,705
Less: goodwill and other intangible assets	99,269	79,273	77,288	77,603	71,417
Tangible assets	$2,334,494	$2,084,619	$2,000,965	$1,981,505	$1,848,288

Tangible Book Value per Share:
Tangible equity	$220,063	$164,998	$153,288	$143,950	$150,830
Common shares outstanding	14,150,279	10,926,436	10,657,569	10,605,782	10,596,797

Tangible book value per common share	$15.55	$15.10	$14.38	$13.57	$14.23

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$220,063	$164,998	$153,288	$143,950	$150,830
Tangible assets	$2,334,494	$2,084,619	$2,000,965	$1,981,505	$1,848,288

Tangible equity to tangible assets	9.43%	7.92%	7.66%	7.26%	8.16%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in $000’s)	2014	2014	2013	2014	2013

Pre-Provision Net Revenue:
Income before income taxes	$5,984	$5,057	$6,898	$17,972	$21,669
Add: provision for loan losses	—	583	—	211	—
Add: net loss on loans held-for-sale and OREO	—	—	—	—	5
Add: net loss on securities transactions	—	—	1	30	1
Add: net loss on other assets	185	187	29	379	118
Less: recovery of loan losses	380	—	919	—	3,446
Less: net gain on debt extinguishment	67	—	—	67	—
Less: net gain on loans held-for-sale and OREO	9	—	10	27	91
Less: net gain on securities transactions	124	66	—	190	444
Less: gain on other assets	—	—	—	—	2
Pre-provision net revenue	$5,589	$5,761	$5,999	$18,308	$17,810

Pre-provision net revenue	$5,589	$5,761	$5,999	$18,308	$17,810
Total average assets	$2,277,865	$2,090,951	$1,891,732	$2,140,440	$1,905,581

Pre-provision net revenue to total average assets (annualized)	0.97%	1.11%	1.26%	1.14%	1.25%

END OF RELEASE